News for Immediate Release
August 31, 2004

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003

And

Western Ohio Financial Corporation
28 East Main Street
Springfield, Ohio 45502

For Further Information Contact:

                  Paul M. Limbert (304) 234-9000
President and CEO, WesBanco, Inc.

Or

John W. Raisbeck (937) 327-1112
President and CEO, Western Ohio Financial Corporation

WesBanco, Inc. Consummates Merger with Western Ohio Financial Corporation

Wheeling, WV . . . . WesBanco, Inc. ("WesBanco") (Nasdaq: WSBC), a multi-state bank holding company headquartered in Wheeling, West Virginia, and Western Ohio Financial Corporation ("Western Ohio") (Nasdaq: WOFC), Springfield, Ohio, jointly announced today the consummation of WesBanco's acquisition of Western Ohio and the merger of Western Ohio’s affiliate, Cornerstone Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. The joint announcement of the transactions was made by Paul M. Limbert, President and CEO of WesBanco and John W. Raisbeck, President and CEO of Western Ohio.

The merger, which was previously announced on April 1, 2004, and approved by both the Federal Reserve Bank of Cleveland and the West Virginia Division of Banking, was approved on August 17, 2004 by Western Ohio’s shareholders. Under the terms of the Definitive Agreement and Plan of Merger, WesBanco will exchange a combination of its common stock and cash for Western Ohio common stock.

Cornerstone’s name will be changed to WesBanco Bank - Springfield/Dayton on September 23, 2004, the same day as the scheduled data processing conversion. Subsequent to the conversion date, Cornerstone Bank customers will be able to conduct banking transactions at all of WesBanco’s banking locations.

WesBanco’s merger with Western Ohio creates a single bank holding company with total assets in excess of $3.9 billion and 80 banking offices in West Virginia, Ohio and Pennsylvania.

On August 25, 2004 WesBanco executed a definitive Agreement and Plan of Merger with Winton Financial Corporation, parent company of The Winton Savings & Loan Co., Cincinnati, Ohio. It is expected that the transaction will be completed in the first quarter of 2005 and will create a bank with approximately $4.5 billion in total assets providing banking services through 87 banking locations.

WesBanco is a multi-state bank holding company that now operates through banking offices in West Virginia, Ohio and Pennsylvania. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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